Exhibit 1.5

FORM OF STATEMENT OF DESIGNATION OF RIGHTS, PREFERENCES AND
PRIVILEGES OF SERIES C PARTICIPATING PREFERRED SHARES
OF TORO CORP.

TORO CORP., a corporation organized and existing under the Business Corporations Act (the “BCA”) of the Republic of the Marshall Islands (the “Company”), in accordance with the provisions of Section 35 thereof and the Amended and Restated Articles of Incorporation of the Company (the “Articles”), does hereby certify:

The Board of Directors of the Company (the “Board”) has adopted the following resolutions fixing the designation and certain terms, powers, preferences and other rights of a new series of preferred shares of the Company, designated as “Series C Participating Preferred Shares”, and certain qualifications, limitations and restrictions thereon. Capitalized terms shall have the same meaning as in the Articles, unless otherwise specified in this Statement of Designation or unless the context otherwise requires.

RESOLVED, that a series of preferred shares, par value $0.001 per share, of the Company be and hereby is established, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or special rights and qualifications, limitations and restrictions of the shares of such series, are as follows:

Section 1.
Designation and Amount. The shares of this series shall be designated as “Series C Participating Preferred Shares” (hereinafter, called “this Series”). Shares of this Series shall have a par value of $0.001 per share, and the number of shares constituting this Series shall initially be [●], which number the Board may from time to time increase or decrease (but not below the number then outstanding). Each share of this Series shall be identical in all respects with the other shares of this Series except as to the dates from and after which dividends thereon shall be cumulative.

Section 2.
Dividends and Distributions.

(a)
The holders of full or fractional shares of this Series shall be entitled to receive, when and as declared by the Board, but only out of funds legally available therefor, dividends, on each date that dividends or other distributions (other than dividends or distributions payable in Common Shares) are payable on or in respect of Common Shares comprising part of the Reference Package (as defined below), in an amount per whole share of this Series equal to the aggregate amount of dividends or other distributions (other than dividends or distributions payable in Common Shares) that would be payable on such date to a holder of the Reference Package. Each such dividend shall be paid to the holders of record of shares of this Series on the date, not exceeding sixty days preceding such dividend or distribution payment date, fixed for the purpose by the Board in advance of payment of each particular dividend or distribution.  Dividends on each full and each fractional share of this Series shall be cumulative from the date such full or fractional share is originally issued; provided that any such full or fractional share originally issued after a dividend record date and on or prior to the dividend payment date to which such record date relates shall not be entitled to receive the dividend payable on such dividend payment date or any amount in respect of the period from such original issuance to such dividend payment date.

The term “Reference Package” shall initially mean 1000 Common Shares.  In the event the Company shall at any time after the close of business on ________, ____ (A) declare or pay a dividend on any Common Shares payable in Common Shares, (B) subdivide the outstanding Common Shares or (C) combine the outstanding Common Shares into a smaller number of shares, then and in each such case the Reference Package after such event shall be the Common Shares that a holder of the Reference Package immediately prior to such event would hold thereafter as a result thereof.

(b)
Holders of shares of this Series shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided on this Series.

(c)
So long as any shares of this Series are outstanding, no dividend (other than a dividend in Common Shares or in any other shares ranking junior to this Series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Shares or upon any other shares ranking junior to this Series as to dividends or upon liquidation, unless the full cumulative dividends (including the dividend to be paid upon payment of such dividend or other distribution) on all outstanding shares of this Series shall have been, or shall contemporaneously be, paid. When dividends are not paid in full upon this Series and any other shares ranking on a parity as to dividends with this Series, all dividends declared upon shares of this Series and any other shares ranking on a parity as to dividends shall be declared pro rata so that in all cases the amount of dividends declared per share on this Series and such other shares shall bear to each other the same ratio that accumulated dividends per share on the shares of the Series and such other shares bear to each other.

(d)
So long as any shares of this Series are outstanding, neither the Common Shares nor any other shares of the Company ranking junior to or on a parity with this Series as to dividends or upon liquidation shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for shares of the Company ranking junior to this Series as to dividends and upon liquidation), unless the full cumulative dividends (including the dividend to be paid upon payment of such dividend, distribution, redemption, purchase or other acquisition) on all outstanding shares of this Series shall have been, or shall contemporaneously be, paid. Furthermore, the Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of the Company unless the Company could, in accordance with this Section 2(d), purchase or otherwise acquire such shares at such time and in such manner.

Section 3.
Voting Rights. In addition to any other vote or consent of shareholders required by law or by the Articles, and except as otherwise required by law, each share (or fraction thereof) of this Series shall, on any matter, vote as a class with any other capital stock comprising part of the Reference Package and each whole share of this Series shall have the number of votes thereon that a holder of the Reference Package would have.

Section 4.
Liquidation, Dissolution or Winding Up.

(a)
In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, before any distribution or payment is made on any date to the holders of the Common Shares or any other shares of the Company ranking junior to this Series upon liquidation, holders of full and fractional shares of this Series shall be entitled to be paid in full an amount per whole share of this Series equal to the greater of (A) the par value of $0.001 per share of this Series, and (B) the aggregate amount to be distributed in connection with such liquidation, dissolution or winding up to a holder of the Reference Package (such greater amount being hereinafter referred to as the “Liquidation Preference”), together with accrued (and unpaid) dividends to such distribution or payment date, whether or not earned or declared.  If such payment shall have been made in full to all holders of shares of this Series, the holders of shares of this Series as such shall have no right or claim to any of the remaining assets of the Company.

(b)
Upon the liquidation, dissolution or winding up of the Company, holders of shares of this Series then outstanding shall be entitled to be paid out of assets of the Company available for distribution to its shareholders all amounts to which such holders are entitled pursuant to Section 4(a) before any payment shall be made to the holders of Common Shares or any other shares of the Company ranking junior upon liquidation to this Series.

(c)
In the event the assets of the Company available for distribution to the holders of shares of this Series upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Section 4(a), no such distribution shall be made on account of any shares of any other class or series of preferred shares ranking on a parity with the shares of this Series upon such liquidation, dissolution or winding up unless proportionate distributive amounts shall be paid on account of the shares of this Series, ratably in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.

(d)
For the purposes of this Section 4, the consolidation or merger of, or binding statutory share exchange by, the Company with any other corporation shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

Section 5.
Consolidation, Merger, etc. In the event of any merger, consolidation, reclassification or other transaction in which the Common Shares are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of this Series shall at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that a holder of the Reference Package would be entitled to receive as a result of such transaction.

Section 6.
No Redemption. The shares of this Series shall not be redeemable.

Section 7.
Ranking. This Series shall rank as to the payment of dividends and distributions and amounts upon liquidation, dissolution and winding-up junior to all other series of preferred shares unless otherwise expressly provided in the terms of such series of preferred shares.

Section 8.
Amendment. So long as any shares of this Series are outstanding, neither this Statement of Designation nor the Articles shall be amended in any manner which would materially alter or change the powers, preference or special rights of the shares of this Series so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of this Series, voting separately as a class.

Section 9.
Fractional Shares. Shares of this Series may be issued in fractional shares which are whole number multiples of one one-thousandth of a share, which fractional shares shall entitle the holder, in proportion to such holder’s fractional share, to all rights (including voting rights) of a holder of a whole share of this Series.

Section 10.
Reacquired Shares. Shares of this Series purchased by the Company shall be cancelled and shall revert to authorized but unissued preferred shares undesignated as to series and may be reissued as part of a new series of preferred shares to be created by resolution or resolutions of the Board, subject to the conditions set forth in the Articles.

Section 11.
Withholding. In the event that the Company or its agents determine that they are obligated to withhold or deduct any tax or other governmental charge under any applicable law on actual or deemed payments or distributions to a holder of the shares of this Series, the Company or its agents shall be entitled to (i) deduct and withhold such amount by withholding a portion or all of the cash, securities or other property otherwise deliverable or by otherwise using any property that is owned by such holder, or (ii) in lieu of such withholding, require any holder to make a payment to the Company or its agent, in each case in such amounts as they deem necessary to meet their withholding obligations, and in the case of (i) above, shall also be entitled, but not obligated, to sell all or a portion of such withheld securities or other property by public or private sale in such amounts and in such manner as they deem necessary and practicable to pay such taxes and charges.

Section 12.
Notices. Any notice to be delivered hereunder shall be delivered (via overnight courier, facsimile or email) to each holder at its last address as it shall appear upon the books and records of the Company at least ten (10) calendar days prior to the applicable record or effective date thereinafter specified.

Section 13.
Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

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IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm that this certificate is the act and deed of the Company and that the facts herein stated are true, and accordingly has hereunto set his hand this            day of                     ,             .

By:
Name:
Title: